                                                                    EXHIBIT 21.1

                List of Subsidiaries of Orion Technologies, Inc.

EZ Electronic Payment Systems, a German limited liability company
(EZ Elektronische Zahlungssysteme GmbH)

EPS Electronic Processing, a German limited liability company
(EPS Elektronische Processing Systems GmbH)

Globalinx Corporation, a Delaware corporation

Hancock Holdings, Inc., a Delaware Corporation